UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C., 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 1, 2005

CITY HOLDING COMPANY

(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 0-17733

West Virginia	55-0169957
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

25 Gatewater Road, Cross Lanes, WV 25313

(Address of Principal Executive Offices, Including Zip Code)

304-769-1100

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Items to be Included in This Report

Item 1.01 Entry Into a Material Definitive Agreement

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On January 26, 2005, City Holding Company (the Company”) filed a Form 8-K announcing the appointment of Charles R. Hageboeck to the position of President and Chief Executive Officer of the Company effective February 1, 2005, which Form 8-K is incorporated herein by reference.

On January 27, 2005, the Company filed an amendment to that Form 8-K which announced that Mr. Hageboeck was appointed to the Boards of Directors of the Company and City National Bank of West Virginia, which amendment is also incorporated herein by reference.

The Company and Mr. Hageboeck had previously entered into an Employment Agreement, effective as of June 11, 2001. The parties entered into an Amended and Restated Employment Agreement, effective as of November 18, 2003. On February 1, 2005, as a result of Mr. Hageboeck’s appointment as President and Chief Executive Officer of the Company, the Company and Mr. Hageboeck amended that Employment Agreement. The Employment Agreement, as amended (the “Employment Agreement”), provides that effective February 1, 2005, Mr. Hageboeck will serve as the President and Chief Executive Officer of the Company and as President and Chief Executive Officer of the Company’s wholly-owned subsidiary, City National Bank. Pursuant to a letter dated January 31, 2005, from the Company to Mr. Hageboeck (the “Letter Agreement”), the Employment Agreement will have a term of three years commencing from February 11, 2005.

Under the Employment Agreement, Mr. Hageboeck’s compensation will consist of a base annual salary at a rate of no less than $325,000 per year, payable in accordance with the payroll practices of the Company applicable to its officers. Additionally, Mr. Hageboeck will be paid a bonus at the end of the Company’s fiscal year calculated based on the Company’s return on equity, if return on equity is at least 12%, payable as follows: (1) if the Company’s return on equity is 12%, Mr. Hageboeck will receive a bonus of 20% of his annual salary; (2) if return on equity is greater than 12%, Mr. Hageboeck will receive a bonus of 20% of his annual salary plus an additional 5% of annual salary for each 1% increase in return on equity over 12%; (3) if return on equity results in a fraction of 1%, then the bonus will be calculated based on the foregoing formula, using the fractional portion of return on equity times 5%; and (4) if return on equity is less than 12%, unless otherwise approved in the discretion of the Board of Directors or its Executive Compensation Committee, no bonus will be payable.

The Employment Agreement provides that if the Company terminates Mr. Hageboeck’s employment other than for Just Cause (as defined in the Employment Agreement), Mr. Hageboeck will be entitled, subject to his compliance with certain non-competition provisions, to receive an annual salary equal to the highest amount of cash compensation (including bonuses)

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received during any of the preceding three calendar years (“Termination Compensation”) times 2.00. If such termination occurs within six months preceding, or within 24 months following, a Change of Control (as defined in the Employment Agreement), Mr. Hageboeck will be entitled, at his election, to receive a lump sum amount equal to the Termination Compensation times 2.00. Mr. Hageboeck would continue to receive health insurance coverage for two years.

If Mr. Hageboeck voluntarily terminates his employment, subject to certain non-competition provisions, or upon death, Mr. Hageboeck will be entitled to receive 40% of the Termination Compensation for the Applicable Severance Period (defined below). Mr. Hageboeck would continue to receive health insurance coverage for the Applicable Severance Period. If Mr. Hageboeck terminates his employment for Good Reason (defined below), he may elect instead to receive a lump sum amount consisting of (1) any compensation due but not yet paid through the date of termination, and (2) in lieu of any further salary payments, an amount equal to the Termination Compensation times 2.00. Mr. Hageboeck would continue to receive health insurance coverage for two years.

If Mr. Hageboeck is deemed to become disabled, Mr. Hageboeck, during the first 12 months after his termination due to disability, will receive all compensation for which he would have been entitled if he had not been disabled, except such amount would be reduced by any compensation received pursuant to any applicable disability insurance plan of the Company. Thereafter, he will receive 40% of Termination Compensation for the Applicable Severance Period.

In addition to the foregoing, if Mr. Hageboeck dies, becomes disabled, is terminated without Just Cause or terminates his employment for Good Reason, Mr. Hageboeck will also be paid an additional lump sum payment equal to the Termination Compensation.

“Applicable Severance Period” means the period of time set forth below if termination occurs during the corresponding period indicated:

Four Years	Through June 11, 2005
Five Years	After June 11, 2005

“Good Reason” means the occurrence of any of the following events without Mr. Hageboeck’s express written consent: (1) the assignment to Mr. Hageboeck of duties inconsistent with the position status of the offices and positions provided for in the Employment Agreement; (2) a reduction by the Company in Mr. Hageboeck’s base salary then in effect or the exclusion of Mr. Hageboeck from participation in the Company’s benefit plans; (3) an involuntary relocation of Mr. Hageboeck more than 50 miles from the location where he worked immediately following his most recent voluntary relocation or the breach by the Company of any other material provision of the Employment Agreement; (4) any purported termination of the employment of Mr. Hageboeck by the Company which is not effected in accordance with the

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Employment Agreement; or (5) the occurrence of a Change of Control within the period of 24 months preceding such termination. The agreement defines “Change in Control” to mean, among other things, if any person or group of persons owns beneficially 25% or more of the combined voting power of the Company’s then-outstanding securities.

Pursuant to the Letter Agreement, if after the term of the Employment Agreement Mr. Hageboeck’s continued employment terminates due to death, disability, termination other than for Just Cause or voluntary termination, the Company will pay him (or his estate) the same compensation and provide the same health insurance coverage following termination as he would have been entitled to receive had the Employment Agreement been terminated during its term.

In addition to the Employment Agreement, the Company and Mr. Hageboeck entered into a Stock Option Agreement whereby the Company granted to Mr. Hageboeck a stock option to purchase a total of 50,000 shares of Common Stock of the Company subject to all of the terms and conditions set forth in the Company’s 2003 Incentive Plan. This option is an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. The exercise price is $32.925, which equals 100% of the fair market value on January 31, 2005. Options representing 5,000 shares of the Company’s Common Stock are exercisable on or after June 11, 2005, and thereafter an additional 9,000 shares of Common Stock become exercisable on or after February 1st of each succeeding year up until February 1, 2010.

Item 1.02 Termination of a Material Definitive Agreement

The Company has announced that Gerald R. Francis resigned as President and Chief Executive Officer of the Company effective February 1, 2005. Accordingly, on that date, Mr. Francis’ Employment Agreement dated January 31, 2001, terminated and the severance provisions of that agreement became applicable. Under the agreement, Mr. Francis is entitled to receive 60% of his Termination Compensation for the next five years. Mr. Francis’ Termination Compensation will be calculated using the highest annual compensation reported in the Company’s Summary Compensation Table for both Salary and Bonus. Such Summary Compensation Table amounts were $1,080,000 and $981,000 for 2003 and 2002, respectively. An amount for 2004 will be calculated during the next meeting of the Company’s Compensation Committee on February 17, 2005.

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Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

Dated: February 4, 2005	City Holding Company

	By:	/s/ Charles R. Hageboeck
Charles R. Hageboeck
President and Chief Executive Officer

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